09/29/2005

Wyeth Announces the Election of Gary L. Rogers to the
Board of Directors

Madison, N.J., September 29, 2005 – Wyeth (NYSE: WYE) announced today the election of Gary L. Rogers to the Company’s Board of Directors, effective October 1, 2005. This election increases the number of Wyeth Board members from 10 to 11.

Mr. Rogers was a former Vice Chairman of the General Electric Company, a corporation he was with for over 35 years. During his tenure at General Electric, he has held many senior management positions throughout the organization’s divisions including Vice President and General Manager, GE Lighting; President and Chief Executive Officer, GE Electrical Distribution and Control; President and Chief Executive Officer, GE Appliances; and President and Chief Executive Officer of GE Plastics.

Mr. Rogers currently serves on the Boards of Rohm & Haas Company and W.W. Grainger, Inc. and is a former member of the Board of General Electric Company. Mr. Rogers received a degree in marketing from Florida State University.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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Media
Douglas Petkus
Wyeth
973-660-5218

Investor
Justin Victoria
Wyeth
973-660-5340